Exhibit 3

ARTICLES OF AMENDMENT
OF
ALLETE, INC.

Amending paragraph 1, Article III and Deleting Article V
of ALLETE, Inc.’s Articles of Incorporation
as Amended and Restated as of May 8, 2001
and as previously amended as of September 20, 2004

ARTICLE III

1.           The total authorized number of shares of capital stock of this Corporation shall be 83,616,000 of which 116,000 shares of the par value of $100 each shall be 5% Preferred Stock, 1,000,000 shares without par value shall be Serial Preferred Stock, 2,500,000 shares without par value shall be Serial Preferred Stock A and 80,000,000 shares without par value shall be Common Stock. Any of the aforesaid shares may be issued and disposed of by the Board of Directors at any time and from time to time, to such persons, firms, corporations, or associations, upon such terms and for such consideration as the Board of Directors may, in its discretion, determine, except as may be limited by law or by these Articles of Incorporation.

ARTICLE V

[Deleted and intentionally reserved.]